REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of
	The Boston 1784 Funds

In planning and performing our audit of the financial statements and financial highlights of the Boston 1784 Funds, consisting of the Boston 1784 Tax-Free Money Market Fund, Boston 1784 U.S. Treasury Money Market Fund,
Boston 1784 Prime Money Market Fund, Boston 1784 Short-Term Income
Fund, Boston 1784 Income Fund, Boston 1784 U.S. Government Medium-Term
Income Fund, Boston 1784 Tax-Exempt Medium Term Income Fund, Boston
1784 Connecticut Tax-Exempt Income Fund, Boston 1784 Massachusetts
Tax-Exempt Income, Boston 1784 Rhode Island Tax-Exempt Income Fund,
Boston 1784 Asset Allocation Fund, Boston 1784 Growth and Income Fund,
Boston 1784 Growth Fund, Boston 1784 International Equity Fund, and Boston
1784 Institutional U.S. Treasury Money Market Fund (collectively, the "Trust") for the year ended May 31, 1997, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Trust is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements do not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses, as defined above, as of May 31, 1997.

This report is intended solely for the information and use of management and Board of Directors of the Boston 1784 Funds and the Securities and Exchange Commission.




2400 Eleven Penn Center
Philadelphia, Pennsylvania
July 11, 1997